Exhibit 99.1

For Immediate Release: Tuesday, March 15, 2011	Contact: Gary Russell 713-651-4434
Key Energy Services Announces Expiration and Final Results of
Tender Offer for its 8 3/8% Senior Notes Due 2014
HOUSTON, TX, March 15, 2011 — Key Energy Services, Inc. (NYSE: KEG) today announced the expiration and final results of the previously announced cash tender offer (the “Offer”) for up to $425,000,000 aggregate principal amount of its outstanding 8 3/8% Senior Notes due 2014 (the “Notes”). The Offer expired at 12:00 midnight., New York City time, on March 14, 2011 (the “Expiration Date”). The Offer was made pursuant to an Offer to Purchase, dated February 14, 2011 (the “Offer to Purchase”), and the related letter of transmittal.
According to the Depositary and Information Agent for the Offer, $421,427,000 in aggregate principal amount of Notes, or approximately 99.16%, were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 28, 2011 (the “Consent Expiration Date”). Key Energy Services accepted such Notes for purchase at a purchase price of $1,090.00 per $1,000 principal amount (the “Total Consideration”) pursuant to the procedures described in the Offer to Purchase. According to the Depositary and Information Agent for the Offer, an additional $105,000 in aggregate principal amount of Notes were validly tendered after the Consent Expiration Date but prior to the Expiration Date. Key Energy Services accepted such Notes for purchase at a purchase price of $1,060.00 per $1,000 principal amount (the Total Consideration less a consent payment of $30.00) pursuant to the procedures described in the Offer to Purchase.
Key Energy Services has deposited with the Depository Trust Company the amount of cash necessary to pay for all Notes that were accepted for payment, which payment included accrued and unpaid interest to, but not including, the date the Notes were purchased. All Notes purchased in the Offer will be retired.
Key Energy Services retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 387-1500 or (212) 430-3774. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 or (212) 538-2147.
This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation was made solely by the Offer to Purchase and Consent Solicitation Statement dated February 14, 2011.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Key Energy Services expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Key Energy Services based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Key Energy Services. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.